Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880        Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President,
	Chief Executive Officer	Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS ANNOUNCES STATUS OF MEDIATION RELATED TO

THE PDG LITIGATION

WAKEFIELD, MASSACHUSETTS – December 27, 2007 - American Dental Partners, Inc., (NASDAQ: ADPI) announced that the Company and PDG have entered into a Settlement Agreement with respect to the litigation among PDG, P.A., PDHC, Ltd., one of the Company’s Minnesota subsidiaries, and the Company filed in the District Court of Minnesota, Fourth Judicial District (the “PDG Litigation”). The Settlement Agreement requires that the parties exercise all reasonable efforts to enter into definitive agreements on or prior to January 11, 2008.

Under the terms of the Settlement Agreement and in settlement and release of the PDG Litigation, the Company will transfer to PDG the leases and associated tangible assets with respect to 25 of 31 Park Dental facilities and various tradenames, including “Park Dental.” The Company will retain six of the dental facilities and the resource group office, an administrative team of approximately 35 individuals that supports the Park Dental facilities. The parties have agreed that PDHC will provide interim management services to PDG for a period of up to nine months. PDG will pay PDHC a management fee of $19 million regardless of whether PDG utilizes the management services of PDHC during the nine month period. The Company has also agreed to forgive outstanding accounts receivable due from PDG at December 31, 2007, which at September 30, 2007 were approximately $3 million. Transfer of the facilities and associated assets is expected to occur by February 29, 2008.

Park Dental is expected to generate approximately $88 million in patient revenue and approximately $14.5 million of earnings before interest, taxes, depreciation and amortization in 2007.

The settlement is subject to the approval of the lenders under the Company’s secured revolving credit agreement and term loan agreement and the Company and its lenders entering into new or modified agreements on mutually satisfactory terms. There can be no assurance that the Company and its lenders will reach agreement on mutually satisfactory terms of new or modified credit agreements. The parties also have entered into a Standstill Agreement that provides for the dentists employed by PDG and those employed by the Company’s new Minnesota affiliate to be practicing in the Park Dental facilities through January 2008 while the Company seeks that approval and modified agreements with its lenders.

“We disagree with the verdict and have considered our legal alternatives, including filing post-trial motions with the Court and potential appeals. However, given the size of the verdict and its direct impact on our financing capabilities, as well as the significant amount of time, effort and money involved in continuing to pursue our legal alternatives and other factors, we believe it is in the best interests of the Company, our other affiliated dental groups, our shareholders, our employees and the patients of the Park Dental facilities to settle these matters expeditiously,” stated Gregory A. Serrao, Chairman, Chief Executive Officer and President of the Company.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 261 dental facilities with approximately 2,301 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.